Exhibit 10.9

EXECUTION COPY

AMENDED AND RESTATED

TRANSITION SERVICES, PRODUCTS AND ASSET AGREEMENT

This Amended and Restated Transition Services, Products and Asset Agreement (this “Agreement”) is entered into as of September 30, 2010, by and among Motorola, Inc., a Delaware corporation (“Motorola”), Iridium Holdings LLC, a Delaware limited liability company (“Iridium Holdings”), Iridium Satellite LLC, a Delaware limited liability company (“Iridium Satellite”), and Iridium Communications Inc., a Delaware corporation (“Iridium Communications”). Motorola, Iridium Holdings, Iridium Satellite and Iridium Communications are referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, certain Parties hereto entered into that certain Iridium Transition Services, Products and Asset Agreement dated as of December 11, 2000 (the “Original Agreement”) in connection with Iridium Satellite’s acquisition of substantially all of the assets of Iridium LLC and its subsidiaries (capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Original Agreement); and

WHEREAS, the Parties hereto desire to amend and restate the Original Agreement in its entirety, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements and covenants made herein, the Parties hereby agree to amend and restate in its entirety the Original Agreement as follows:

1. Re-orbit and Operational Responsibility

A. Definitions. As used in this Agreement:

(1) “Iridium System” shall mean the completely integrated satellite-based digitally-switched first-generation telecommunication system originally owned by Iridium Operating LLC and acquired by Iridium Satellite as of December 11, 2000, including, but not limited to, the satellites launched after December 11, 2000 under Section 4 of the Original Agreement, the Satellite Network and Operations Center, the Telemetry, Tracking and Control centers, and related satellites and other devices. “Iridium System” does not include any satellites to be launched after the date hereof as part of the second-generation satellite system known as “Iridium NEXT” currently under development.

(2) “Re-orbit” shall mean the removal of functional Iridium System satellites from operational or storage orbits, and preparation of the satellites for re-entry into the Earth’s atmosphere, including, without limitation, venting of all remaining fuel, depressurizing the batteries and turning off the electronics, all in a professionally competent manner and as described in Annex 4 of the Boeing Agreement.

(3) “De-orbit” shall mean the removal (whether in a controlled, uncontrolled, natural or spontaneous manner) of Iridium System satellites (both functional and non-functional) and related devices (such as mass frequency simulators), including, but not limited to, the orbit, Re-orbit, descent and re-entry through low Earth orbit and Earth’s atmosphere, and landing or falling on or near any part, surface, structure or other object, animate or inanimate, above, on, at, near, or below Earth’s surface.

B. Re-orbit. Upon the occurrence of any of the following events, Iridium Satellite acknowledges that Boeing shall, and agrees to cause Iridium Constellation LLC, a wholly-owned subsidiary of Iridium Satellite (“Iridium Constellation”) to direct Boeing to, immediately perform the tasks and activities set forth in Annex 4 to the Boeing Agreement and shall cause Iridium Constellation to cooperate fully with Boeing in that respect:

(1) the commencement of (i) a voluntary bankruptcy proceeding or (ii) an involuntary bankruptcy proceeding that is not dismissed within 20 days of its filing, in each case against Iridium Communications, Inc., Iridium Holdings, Iridium Constellation or Iridium Satellite;

(2) a material breach by Iridium Satellite of this Agreement which has not been cured within 20 days after such breach;

(3) a material breach by Boeing of the Boeing Agreement (a copy of which is attached hereto as Annex A) or the Boeing Side Letter (a copy of which is attached hereto as Annex B) which has not been cured within 20 days of such breach;

(4) an order from the U.S. government ordering Iridium Satellite or Iridium Constellation to direct Boeing to commence Re-orbiting;

(5) upon written notice from Motorola that it has concluded that there are reasonable grounds to believe that an imminent change in law or regulation is reasonably likely to result in material claims, damages, obligations, costs, liabilities, penalties or expenses to Motorola in connection with or arising from the operation or maintenance of the Iridium System, including any terrestrial-based portion of the Iridium System, or the Re-orbiting and De-orbiting of the Iridium System satellites and related devices; provided, however, that there are reasonable grounds to believe that the prompt Re-orbit and De-orbit of the Iridium System satellites and related devices will mitigate such claims, damages, obligations, costs, liabilities, penalties or expenses; and

(6) upon written notice from Motorola that (i) it is unable to obtain on commercially reasonable terms aviation product liability insurance sufficient to protect it from potential claims, damages, obligations, costs, liabilities, penalties or expenses in connection with the Iridium System, and (ii) the U.S. Government, pursuant to the U.S. Government Indemnification Contract, has not agreed to cover the amount that would otherwise have been paid by the Aviation Policy, despite Motorola’s good faith efforts to comply with Paragraph 5(c)(2) of the U.S. Government Indemnification Contract. Motorola will not object to Iridium Satellite’s participation in discussions with the U.S. Government.

C. In-Orbit Policy

Since December 11, 2000, Iridium Satellite has obtained, and after the date hereof Iridium Satellite will continue to maintain (and pay the premium for) an in-orbit liability insurance policy (including the de-orbiting endorsement) in the amount of $500 million per occurrence, and $1 billion annually (the “Insurance Policy”). Motorola and all of its subsidiaries, the United States of America, the People’s Republic of China, the Russian Federation and all contractors and subcontractors (at any tier), including suppliers of any kind, of Motorola will be named as additional insureds on the Insurance Policy. The Insurance Policy initially provided three years of coverage beginning on December 11, 2000. The Insurance Policy shall be substantially in the form of the policy attached hereto as Annex C, with it being understood that Iridium Satellite is representing to Motorola that when Iridium Satellite last renewed the Insurance Policy, the insurers on the Insurance Policy advised Iridium Satellite that such insurers would no longer provide coverage for the remains of Iridium SV33 following its collision with Cosmos 2251 on February 10, 2009. Iridium Satellite agrees to prepay in full the annual premium on the Insurance Policy, and to maintain the Insurance Policy through the period ending eighteen months after the commencement of Re-orbit and thereafter, for as long as Iridium Satellite or a successor entity (either directly or indirectly through one or more of its subsidiaries, or one or more of its affiliates which operate a satellite communications system) are actively engaged in a business, until the completion of De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators). Notwithstanding the foregoing, Iridium Satellite shall not adopt any plan of liquidation, dissolution or winding up of its business in any manner prior to the completion of De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators) unless as part of such plan Iridium Satellite transfers to Motorola an amount equal to the premium necessary to maintain the Insurance Policy or a similar policy for the period from the date of the liquidation, dissolution or winding up to the date (which date shall be acceptable to Motorola in its sole discretion) which will be the second anniversary of completion of De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators).

D. Aviation Policy

(1)	Since December 11, 2000, Motorola has obtained, and after the date hereof Motorola will continue to maintain an aviation products insurance policy which includes policy language and is in a form acceptable to Motorola (the “Aviation Policy”) and in the amount of $1 billion per occurrence and annually.

(2)	Since December 11, 2000, Iridium Satellite has previously paid to Motorola (i) the first annual premium for the Aviation Policy and (ii) on an annual basis a sum (the “Aviation Policy Initial Deposit”) equal to one hundred fifty percent (150%) of the first annual premium for the Aviation Policy.

On each anniversary of December 11, 2000 prior to the earlier of (x) the completion of Re-orbit and De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators) and (y) the date on which Iridium Satellite and all successor entities (directly or indirectly through their subsidiaries, and their affiliates which operate satellite communication systems) cease to be actively engaged in the operation of the Iridium System (the “Aviation Policy Period”), Iridium Satellite will pay to Motorola an amount equal to (i) the annual premium for the Aviation Policy for the current annual period plus or minus, as the case may be, (ii) any Deposit Adjustment for such annual period. “Deposit Adjustment” for any annual period means the excess or deficiency, as the case may be, determined by subtracting (A) the sum of (x) the Aviation Policy Initial Deposit and (y) all Deposit Adjustments made for prior annual periods from (B) one hundred fifty percent (150%) of the annual premium for the Aviation Policy for the current annual period. Motorola will use the amount paid by Iridium Satellite under this Section 1.D to pay the annual premiums for the Aviation Policy during the Aviation Policy Period. Upon the completion of Re-orbit and De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators): (a) Motorola will refund to Iridium Satellite the amount, if any, by which the sum of (i) the Aviation Policy Initial Deposit and (ii) all Deposit Adjustments made for prior annual periods exceeds the annual premium for the current annual period, if any, or (b) Iridium Satellite will pay to Motorola the amount, if any, by which the annual premium for the current annual period, if any, exceeds the sum of (i) the Aviation Policy Initial Deposit and (ii) all Deposit Adjustments made for prior annual periods. Notwithstanding the foregoing, Iridium Satellite shall not adopt any plan of liquidation, dissolution or winding up of its business in any manner prior to the completion of De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators) unless as part of such plan Iridium Satellite transfers to Motorola an amount equal to the premium necessary to maintain the Aviation Policy for the period from the date of the liquidation, dissolution or winding up to the date (which date shall be acceptable to Motorola in its sole discretion) which shall be the second anniversary of completion of De-orbit of all Iridium System satellites and related devices (including, but not limited to, non-functional satellites and mass frequency simulators).

E. With respect to the launch of any additional Iridium System satellites after December 11, 2000 pursuant to Section 4 of the Original Agreement, (1) Iridium Satellite acknowledges that all such additional satellites have been included under the Insurance Policy and (2) Motorola acknowledges that all such additional satellites have been included under the Aviation Policy.

2. [Intentionally Omitted]

3. Costs Related to Iridium System

Since December 11, 2000, Iridium Satellite has been and after the date hereof shall continue to be responsible for (i) all costs related to the operation and maintenance of the Iridium System, and (ii) any costs for which Motorola was responsible immediately prior to December 11, 2000 related to operation and maintenance of the gateways, including, without limitation, any such costs included in the Subcontract Costs. To the extent that any such costs are paid by Motorola, Iridium Satellite shall promptly reimburse Motorola for such payments.

4. [Intentionally Omitted]

5. [Intentionally Omitted]

6. [Intentionally Omitted]

7. Intellectual Property Rights

No rights, title or interest of any nature in any intellectual property belonging to Motorola, or for which Motorola has been granted rights under license, shall be transferred or licensed to Iridium Satellite or to any other party under this Agreement except pursuant to the following:

A.	Intellectual Property Rights Agreement dated as of December 11, 2000 by and between Motorola and Iridium Satellite;

B.	Subscriber Equipment Technology Agreement (Design) dated as of September 30, 2002 by and between Motorola and SE Licensing LLC;

C.	Subscriber Equipment Technology Agreement (Manufacturing) dated as of September 30, 2002 by and between Motorola and SE Licensing LLC;

D.	System Intellectual Property Rights Amendment and Agreement to be entered into on the date hereof by and between Motorola and Iridium Satellite; and

E.	Supplemental Subscriber Equipment Technology Amendment and Agreement to be entered on the date hereof by and between Motorola and Iridium Satellite.

8. [Intentionally Omitted]

9. [Intentionally Omitted]

10. Payment

A. Any delays in payment of any portion of an amount due under this Agreement will entitle Motorola to interest from Iridium Satellite at a rate of 10% per annum, or the maximum lawful interest rate, whichever is less, on the delinquent amount.

B. Payment required hereunder will be deemed to have been made when all funds are available to Motorola in same day funds and without encumbrance. Payment shall be in United States dollars.

C. The amounts paid to Motorola under this Agreement do not include taxes. Iridium Satellite shall additionally be responsible for paying all taxes and governmental charges of whatever type related to the transactions and services contemplated by this Agreement, except for any taxes measured by Motorola’s net income or taxes based on Motorola’s gross receipts or franchise.

11. Conditions Precedent

Prior to, and as a condition precedent to the effectiveness of this Agreement, the following conditions shall be met:

A. the Boeing Agreement (a copy of which is attached hereto as Annex A) shall be in full force and effect as of the date hereof;

B. the Boeing Side Letter (a copy of which is attached hereto as Annex B) shall be in full force and effect as of the date hereof;

C. Iridium Satellite shall be current on the cash payments provided for in Section 1.D;

D. the representations and warranties of Iridium Holdings and Iridium Satellite made in this Agreement shall be true and correct in all material respects as of the date of this Agreement; and

E. the Indemnification Contract (a copy of which is attached hereto as Annex D) dated December 5, 2000 by and among Motorola, Iridium Satellite, Boeing and the U. S. Government, as amended on September 7, 2010 (the “U.S. Government Indemnification Contract”) shall be in full force and effect.

12. Representations and Warranties about Iridium Satellite, Iridium Holdings and Iridium Communications

A. Iridium Satellite makes the following representations and warranties to Motorola as of the date of this Agreement:

(1) Organization, Qualification, and Legal Power. Iridium Satellite is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. Iridium Satellite is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Iridium Satellite has full legal power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it presently is engaged and in which it proposes to engage following the date hereof and to own and use the properties owned and to be owned and used following the date hereof. Iridium Satellite is not in default under or in violation of any provision of its articles of organization or limited liability company agreement.

(2) Corporate Authority. Iridium Satellite has the full power and authority to enter into this Agreement and the related agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the board of directors (or other appropriate body) of Iridium Satellite and each member, and no other corporate proceedings are necessary to authorize this Agreement. Iridium Satellite is not subject to or obligated under any limited liability agreement or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a manner by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein. No consent of (i) any person who is a party to a contract, or (ii) any governmental body, is required to be obtained on the part of Iridium Satellite to permit the transactions contemplated herein. This Agreement constitutes a valid and binding obligation of

Iridium Satellite enforceable in accordance with its terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(3) Legal Compliance. Iridium Satellite has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, provincial and foreign governments (and all agencies thereof including, without limitation, any related to exporting or importing goods), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Iridium Satellite has not made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any government or agency or instrumentality of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful under any applicable law, including without limitation the United States Foreign Corrupt Practices Act, as amended.

(4) Litigation. Iridium Satellite is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and is not a party, and has not been threatened to be made a party, to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, provincial or foreign jurisdiction or before any arbitrator which would adversely affect Iridium Satellite’s ability to consummate the transactions contemplated by this Agreement.

B. Iridium Holdings makes the following representations and warranties to Motorola as of the date of this Agreement:

(1) Organization, Qualification, and Legal Power. Iridium Holdings is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. Iridium Holdings is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Iridium Holdings has full legal power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it presently is engaged and in which it proposes to engage following the date hereof and to own and use the properties owned and to be owned and used following the date hereof by it. Iridium Holdings is not in default under or in violation of any provision of its certificate of formation or limited liability company agreement.

(2) Corporate Authority. Iridium Holdings has the full power and authority to enter into this Agreement and the related agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the board of directors (or other appropriate body) of Iridium Holdings and each investor, and no other corporate proceedings are necessary to authorize this

Agreement. Iridium Holdings is not subject to or obligated under any limited liability agreement or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a manner by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein. No consent of (i) any person who is a party to a contract, or (ii) any governmental body, is required to be obtained on the part of Iridium Holdings to permit the transactions contemplated herein. This Agreement constitutes a valid and binding obligation of Iridium Holdings enforceable in accordance with its terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(3) Legal Compliance. Iridium Holdings has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, provincial and foreign governments (and all agencies thereof including, without limitation, any related to exporting or importing goods), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Iridium Holdings has not made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any government or agency or instrumentality of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful under any applicable law, including without limitation the United States Foreign Corrupt Practices Act, as amended.

(4) Litigation. Iridium Holdings is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and is not a party, and has not been threatened to be made a party, to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, provincial or foreign jurisdiction or before any arbitrator which would adversely affect Iridium Holdings’ ability to consummate the transactions contemplated by this Agreement.

C. Iridium Communications makes the following representations and warranties to Motorola as of the date of this Agreement:

(1)	Organization, Qualification, and Legal Power. Iridium Communications is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware. Iridium Communications is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Iridium Communications has full legal power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it presently is engaged and in which it proposes to engage following the date hereof and to own and use the properties owned and to be owned and used following the date hereof by it. Iridium Communications is not in default under or in violation of any provision of its certificate of formation or limited liability company agreement.

(2) Corporate Authority. Iridium Communications has the full power and authority to enter into this Agreement and the related agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the board of directors (or other appropriate body) of Iridium Communications and each investor, and no other corporate proceedings are necessary to authorize this Agreement. Iridium Communications is not subject to or obligated under shareholder agreement or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated in a manner by or in conflict with its executing and carrying out this Agreement and the transactions contemplated herein. No consent of (i) any person who is a party to a contract, or (ii) any governmental body, is required to be obtained on the part of Iridium Communications to permit the transactions contemplated herein. This Agreement constitutes a valid and binding obligation of Iridium Communications enforceable in accordance with its terms, subject to (i) laws of general application relating to public policy, bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(3) Legal Compliance. Iridium Communications has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, provincial and foreign governments (and all agencies thereof including, without limitation, any related to exporting or importing goods), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Iridium Communications has not made any payment to, or conferred any benefit, directly or indirectly, on suppliers, customers, employees, or agents of suppliers or customers, or officials or employees of any government or agency or instrumentality of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful under any applicable law, including without limitation the United States Foreign Corrupt Practices Act, as amended.

(4) Litigation. Iridium Communications is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and is not a party, and has not been threatened to be made a party, to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of, in, or before any court or quasi judicial or administrative agency of any federal, state, local, provincial or foreign jurisdiction or before any arbitrator which would adversely affect Iridium Communications’ ability to consummate the transactions contemplated by this Agreement.

13. Indemnification; Limitation of Liability and Waiver

A. From December 11, 2000 through the date hereof Iridium Satellite has, and after the date hereof Iridium Satellite shall continue to fully indemnify and hold harmless Motorola, its subsidiaries (including Motorola Mobility, Inc.) and their respective directors, officers, agents, consultants, employees and affiliates (collectively, the “Motorola Related Parties”) from any losses, claims, actions, damages, obligations, costs, liabilities or expenses, including reasonable legal fees and disbursements and costs of settlements, in any way arising from, or relating to, the operation, maintenance or use of (i) the Iridium System after December 11, 2000 and (ii) the Subsequent-Generation System (as defined below), except any losses, claims, actions, damages, obligations, costs, liabilities or expenses that are caused by the willful misconduct or gross negligence of Motorola based on Motorola’s conduct after the date hereof. “Subsequent-Generation System” shall mean the launch, operation, maintenance or use by Iridium Satellite of the second-generation satellite system known as Iridium NEXT” currently under development or any other subsequent-generation satellite system.

B. THE MOTOROLA RELATED PARTIES SHALL NOT BE LIABLE TO ANY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, DIRECT OR INDIRECT CUSTOMERS OF IRIDIUM SATELLITE, FOR ANY DAMAGES RESULTING FROM THEIR USE OF THE IRIDIUM SYSTEM OR ANY SUBSEQUENT-GENERATION SYSTEM OR ANY RELATED ITEM, INCLUDING, BUT NOT LIMITED TO, ANY LOSS, DESTRUCTION, DEGRADATION OR FAILURE OF THE IRIDIUM SYSTEM OR ANY SUBSEQUENT-GENERATION SYSTEM OR EITHER OF ITS SUBSYSTEMS TO OPERATE SATISFACTORILY.

C. IN NO EVENT SHALL ANY MOTOROLA RELATED PARTY BE LIABLE, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, FOR LOST PROFIT OR REVENUES. EACH MOTOROLA RELATED PARTY SHALL ALSO NOT BE LIABLE FOR ANY PENALTIES, LIQUIDATED DAMAGES OR LATE DELIVERY CHARGES OF ANY SORT.

D. FURTHERMORE, IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL ANY MOTOROLA RELATED PARTY BE LIABLE TO IRIDIUM SATELLITE OR ANYONE CLAIMING BY OR THROUGH IRIDIUM SATELLITE (INCLUDING THE INVESTORS) OR OTHER THIRD PARTIES (INCLUDING, BUT NOT LIMITED TO, DIRECT AND INDIRECT CUSTOMERS OF IRIDIUM SATELLITE) IN AN AGGREGATE CUMULATIVE AMOUNT IN EXCESS OF US $500,000 (U.S. FIVE HUNDRED THOUSAND DOLLARS) FOR ANY AND ALL COSTS, DAMAGES, CLAIMS, LOSSES AND INDEMNIFICATION OBLIGATIONS WHATSOEVER ARISING AT ANY TIME OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER CONTRACT BETWEEN MOTOROLA AND IRIDIUM SATELLITE IN CONNECTION WITH THE IRIDIUM SYSTEM OR ANY SUBSEQUENT-GENERATION SYSTEM, WHETHER PURSUED AS A BREACH OR DEFAULT OF THIS AGREEMENT OR AS A TORT OR OTHER CAUSE OF ACTION AND WHETHER ACCRUING BEFORE, DURING OR AFTER COMPLETION OF ALL THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS US $500,000 LIMIT DOES NOT APPLY TO THE INTELLECTUAL PROPERTY RIGHTS AGREEMENT, SUBSCRIBER EQUIPMENT TECHNOLOGY AGREEMENT (DESIGN), SUBSCRIBER EQUIPMENT TECHNOLOGY AGREEMENT (MANUFACTURING), SYSTEM INTELLECTUAL PROPERTY RIGHTS AMENDMENT AND AGREEMENT AND SUPPLEMENTAL SUBSCRIBER EQUIPMENT TECHNOLOGY AMENDMENT AND AGREEMENT, AND ANY LIMITS OF LIABILITY TO BE APPLIED UNDER EACH SUCH AGREEMENT SHALL BE GOVERNED BY ANY LIMITS CONTAINED IN EACH SUCH AGREEMENT.

E. Iridium Satellite on its behalf and on behalf of its successors, investors and creditors, hereby consents to the waiver of, and hereby waives, any claims of any type that it or they could make against any Motorola Related Party for performing any of the actions permitted by this Agreement.

F. In the event that, for whatever reason, coverage under the Insurance Policy has terminated, then Iridium Satellite agrees to indemnify and hold harmless each Motorola Related Party any losses, claims, actions, damages, obligations, costs, liabilities or expenses, including reasonable legal fees and disbursements and costs of settlements, in any way arising from, or relating to, the de-orbiting (as defined in the Insurance Policy) to the extent such losses, claims, actions, damages, obligations, costs, liabilities or expenses would have been covered had the Insurance Policy remained in full force and effect, but only to the extent that Motorola is not otherwise indemnified by the United States government.

G. Each Motorola Related Party shall have no other obligations related to the Iridium System (or any Subsequent-Generation System), its customers and its gateways. Motorola and Motorola Mobility, Inc., in particular, each has no obligation to provide or develop any Subscriber Equipment, including, without limitation, any paging products or any next generation products (except as so provided) or other equipment, or any satellites, launches or assets (except as so provided), or employees or to provide any services to Iridium Satellite or the gateways, service providers, VAMs, distributors or any other third party, including, but not limited to, operation and maintenance services and launch services or product development, customer support or product development support, or any service to the gateways, or to maintain the Iridium interoperability unit or to maintain or further develop any software (except as so provided).

H. Notwithstanding any provisions herein to the contrary, including any provisions which in any way purport, state, provide or imply that Boeing or Iridium Satellite has or may have any rights to existing contracts to which a Motorola Related Party is a party or to assets in which a Motorola Related Party has any rights, the Parties hereto acknowledge and agree that (1) the Motorola Related Parties shall have no obligations or liabilities of any type whatsoever with respect to, in connection with or in any way related to the ownership, financing, operation, maintenance Re-orbiting or De-orbiting of the Iridium System or any Subsequent-Generation System after December 11, 2000 by Boeing, Iridium Satellite or any other entity other than as specifically set forth in Section 1 herein, (2) any and all obligations of the Motorola Related Parties under all contracts, agreements, and arrangements with Iridium LLC and its subsidiaries and affiliates, including, without limitation, the Space System Contract, Operations and Maintenance Contract, Terrestrial Network Development Contract, Engineering Assistance Agreement, and Dynamic Channel Management Contract and Support Agreement, relating to the Iridium System as conducted prior to or after December 11, 2000 were terminated as of December 11, 2000, (3) the Motorola Related Parties shall have no obligation to provide to Boeing, Iridium Satellite or any successor or assignee thereof any rights to assets in which a Motorola Related Party has rights (whether as owner, lessee or otherwise) except as specifically set forth in Section 1 herein, irrespective of whether a Motorola Related Party may have provided any such rights to Boeing or Iridium Satellite prior to December 11, 2000 or prior to the date hereof and (4) the fact that Boeing or Iridium Satellite in any way purports, states, provides or implies in the Iridium Asset Purchase Agreement or the Boeing Agreement or otherwise that it has rights to any asset does not constitute an admission by a Motorola Related Party that Boeing or Iridium Satellite may have any rights to such assets.

14. [Intentionally Omitted]

15. [Intentionally Omitted]

16. Annexes

The following Annexes are attached hereto, and made a part hereof, by this reference, as if set forth in full herein. To the extent that there is any conflict or inconsistency between any provision of this Agreement and any of the Annexes below, the provisions of this Agreement shall govern.

Annexes:

A.	Form of Boeing Agreement

B.	Form of Boeing Side Letter

C.	Form of Insurance Policy

D.	U.S. Government Indemnification Contract

17. Compliance with Laws

Each Party shall be obligated to comply with all applicable law in the performance of its obligations under this Agreement. Moreover, no Party shall export, directly or indirectly, any information or technical data disclosed under this Agreement to any individual or country which the U.S. Government at the time of export requires an export license or other government approval without first obtaining such license or approval.

18. Term and Termination

This Agreement shall continue for so long as Motorola or Iridium Satellite still must perform any obligation under this Agreement but may be terminated earlier as provided in this Section by (a) Motorola, in the event of a continuing breach by Iridium Satellite of this Agreement, or (b) Iridium Satellite, in the event of a continuing breach by Motorola of this Agreement, including any failure of any Party to make a payment when due under this Agreement (a “Financial Breach”). In the event of any such Financial Breach or other breach, the offending Party shall use its commercially reasonable efforts to correct the act or omission causing the breach promptly. If the breach has not been cured to the reasonable satisfaction of the aggrieved Party within twenty-five calendar days after it provides notice to the offending party, the aggrieved party shall have the right to terminate this Agreement immediately. Notwithstanding the above, however, the aggrieved Party shall have the right to terminate this Agreement if a Financial Breach is not fully cured within ten days after the payment was due.

If this Agreement is terminated as a result of a breach, as described in this Section, the aggrieved Party shall have all the rights and remedies provided by law; the aggrieved Party’s obligations under this Agreement shall also automatically be terminated (and the aggrieved Party may also terminate its obligations under all other agreements with the offending Party).

Sections 1, 3, 7, 10, 12, 13, 16, 17, 18, 19, 20, 21, 22 and 24 through 30 shall survive termination of this Agreement.

19. Disclosure and Use of Information by the Parties.

A. “Proprietary Information” is defined as information which the disclosing Party at the time of disclosure identifies in writing as Proprietary Information by means of a proprietary legend, marking, stamp or other positive written notice identifying the information to be proprietary. In order for information disclosed orally or visually by a Party to this Agreement to be Proprietary Information protected hereunder, the disclosing Party shall identify the information as proprietary at the time of the disclosure and, within thirty (30) days after such oral or visual disclosure, reduce the subject matter of the disclosure to writing, properly stamped with the proprietary legend, marking, stamp or other positive written notice and submit it to the receiving Party.

B. Except as may be specifically provided otherwise in this Agreement, Proprietary Information of Motorola disclosed hereunder to Iridium Satellite may only be used by Iridium Satellite for monitoring the progress of the performance of this Agreement by Motorola.

C. It is agreed that for a period of ten (10) years following the receipt of Proprietary Information, the receiving Party will use such information only for the purpose(s) provided in Section 19.B above as applicable and shall take reasonable efforts to preserve in confidence such Proprietary Information and prevent disclosure thereof to third parties. Each of the Parties agrees that it will use the same reasonable efforts to protect the other’s Proprietary Information as are used to protect its own but will at least use reasonable care. Disclosures of such information shall be restricted to those individuals directly participating in the efforts provided in Section 19.B above who have a need to know such information, and, who have been made aware of and consent to abide by the restrictions contained herein concerning the use of such information.

D. The obligation to protect Proprietary Information, and the liability for unauthorized disclosure or use of Proprietary Information, shall not apply with respect to such information which is now available or becomes available to the public without breach of this Agreement; information lawfully received without restrictions from other sources; information known to the receiving Party prior to disclosure not subject to a separate non-disclosure obligation; information published or disclosed by the disclosing Party to others, without restriction; information developed by the receiving Party independent of and without use of the information disclosed by the disclosing Party; or, information for which further use or disclosure by the recipient is authorized in writing by the disclosing Party.

E. The receiving Party may disclose the disclosing Party’s Proprietary Information to the extent required to be disclosed pursuant to any applicable law, regulation or legal order, provided that the receiving Party has notified the disclosing Party immediately upon learning of the possibility that disclosure could be required pursuant to any such law, regulation or legal order, has given the disclosing Party a reasonable opportunity to contest or limit the scope of such required disclosure and has cooperated with the disclosing Party toward this end. The Parties agree that the disclosure of Proprietary Information pursuant to this Section does not release the Party making such disclosure from its obligations under this Agreement, nor does such disclosure, by itself, invoke any of the exceptions set forth herein.

20. Public Release of Information.

During the term of this Agreement, no Party, its affiliates, subcontractors, employees, agents and consultants may disclose the terms of this Agreement or any related agreement to a third party or release items of publicity of any kind, including, without limitation, news releases, articles, brochures, advertisements, prepared speeches, external company reports or other information releases, related to this Agreement or the services, products or work to be delivered or performed hereunder, including the denial or confirmation thereof, without first obtaining the written approval of the other Party, except as required by law. Iridium Satellite and its affiliates and vendors may not use Motorola’s name, trademarks, corporate logo, slogans or product designations without Motorola’s prior written approval.

21. Assignment.

None of the Parties shall assign or delegate this Agreement or any of its rights, duties or obligations hereunder (except as explicitly contemplated herein) to any other person without the prior express written approval of Motorola, in the case of a contemplated assignment or delegation by an Iridium Entity, or Iridium Satellite, in the case of a contemplated assignment or delegation by Motorola except that Motorola may assign this Agreement to any subsidiary, affiliate or successor corporation of Motorola. Nothing contained in this Section shall restrict Motorola from subcontracting work or procuring parts/materials or services in the ordinary course of performance of this Agreement.

22. Notices. For all purposes of this Agreement, notice to the Parties shall be provided as follows:

To Iridium Satellite, Iridium Holdings or Iridium Communications:

Iridium Satellite LLC

1750 Tysons Boulevard

Suite 1400

McLean, Virginia 22102

Attn: John Brunette, General Counsel

With copies (which copies shall not constitute notice hereunder) to:

Sidley Austin LLP

1 South Dearborn Street

Chicago, Illinois 60603

Attn: Jeffrey S. Rothstein

To Motorola:

Motorola, Inc.

1303 East Algonquin Road

Schaumburg, Illinois 60196

Attn: General Counsel

With copies (which copies shall not constitute notice hereunder) to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

Attn: Oscar A. David

23. [Intentionally Omitted].

24. Applicable Law.

This Agreement and any dispute arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to or application of conflict of law rules or principles.

25. Dispute Resolution.

A. The Parties will try to resolve in a friendly manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement.

B. Except for disputes with respect to intellectual property which must be submitted to a court of competent jurisdiction (as determined pursuant to Section 25.E), to the extent that any misunderstanding or dispute cannot be resolved agreeably in a friendly manner, any dispute, controversy or claim arising out this Agreement (a “Dispute”), will be mediated by a mutually-acceptable mediator to be chosen by Iridium Satellite on behalf of itself, Iridium Holdings and Iridium Communications (collectively, the “Iridium Entities”), on the one hand, and Motorola, on the other hand, within forty-five (45) days after written notice (a “Notice”) by one of the Parties demanding mediation. No Party may unreasonably withhold consent to the selection of a mediator; provided however, by mutual agreement Iridium Satellite on behalf of the Iridium Entities, on the one hand, and Motorola, on the other hand, may postpone mediation until each has completed specified but limited discovery with respect to a dispute. Any mediation pursuant to this section will be subject to the following.

(1) The mediation will be conducted in the English language in Chicago, Illinois and will be attended by representatives of the Parties;

(2) The mediator will be a neutral, independent and disinterested person, and will be selected from a professional mediation firm such as ADR Associates, JAMS/ENDISPUTE or CPR;

(3) The Parties will promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within fifteen (15) days of receipt of a Notice, the mediator will be selected by CPR as follows: CPR will provide the parties with a list of at least fifteen (15) names from the CPR Panels of Distinguished Neutrals. Each Party will exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within five (5) business days of receiving the CPR list. Iridium Satellite on behalf of the Iridium Entities, on the one hand, and Motorola, on the other hand, may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one additional peremptory challenge. The mediator will be the remaining candidate with the highest aggregate ranking; and

(4) The mediator will confer with the Parties to design procedures to conclude the mediation within no more than thirty (30) days from selection of the mediator.

C. Any Dispute (other than a dispute with respect to Intellectual Property which must be submitted to a court of competent jurisdiction as determined pursuant to Section 25.E), which the parties cannot resolve through negotiation or mediation within ninety (90) days of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution pursuant to Section 25.E. The use of any such negotiation or mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party, and the use of any such procedures shall serve to toll the running of any applicable statue of limitations period. Nothing in this Section 25.C will prevent any Party from resorting to judicial proceedings if (I) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (II) interim relief from a court is necessary to prevent serious and irreparable injury to one Party or to others.

D. All offers of compromise or settlement among the Parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

E. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Illinois and the federal courts of the United States of America located in the State of Illinois over any dispute arising out of or relating to this Agreement or for recognition of any judgment relating thereto. Each Party hereby irrevocably and unconditionally agrees not to commence any action relating to such a dispute or proceeding except in such courts and that all claims in respect of such dispute or proceeding will be heard and determined in such courts (and the courts hearing appeals from such courts). The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. The Parties hereto agree that a final judgment in any dispute or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. TO THE EXTENT PERMITTED BY APPLICABLE LAW THEN IN EFFECT, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

F. Notwithstanding the foregoing, the provisions of this Section 25 shall not be binding for disputes arising from or related to any Party’s intellectual property rights.

26. Confidentiality.

A. The Parties hereto agree with respect to the terms and conditions of this Agreement, including all information that is furnished or disclosed by the other party (collectively, “Confidential Information”), that (i) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information or (D) is subject to disclosure pursuant to any law, order or regulation of any governmental authority or agency; and (iii) all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to a governmental authority or agency with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

B. Each Party hereto acknowledges that the remedy at law for any breach by either Party of its obligations under Section 26.A is inadequate and that the other Party shall be entitled to equitable remedies, including an injunction, in the event of breach of the other Party.

27. Entire Agreement.

This Agreement, including the Annexes hereto, constitutes the entire agreement between the Parties and supersedes all prior understandings, commitments, and representations with respect to the subject matter, including without limitation the Original Agreement (except for those terms of the Original Agreement which expressly survive as set forth in this Agreement). Nothing in this Agreement shall be construed as creating any partnership, joint venture or agency between the Parties. This Agreement may not be amended or modified except by a writing signed by a authorized representatives of the Parties, and none of its provisions may be waived except by a writing signed by an authorized representative of the Party against which waiver is sought to be enforced. The Section headings herein shall not be considered in interpreting the text of this Agreement. Nothing in this Agreement, express or implied, shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement, or right (including, without limitation, any right to continued employment or to any benefits under any plan, program or arrangement described herein) upon any person or entity other than the parties to this Agreement and their respective corporate affiliates; provided, however, this Agreement shall directly inure to the benefit of Motorola Mobility, Inc., including its permitted successors and assigns, and said entity shall be deemed a third-party beneficiary of this Agreement. In the event any part of this Agreement is declared legally invalid or unenforceable by an authorized judicial body, such part of this Agreement shall be ineffective to the extent of such invalidity or unenforceability and shall not affect the remaining provisions of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by a facsimile transmission of an originally executed copy. Either Party, at any time and from time to time after the date hereof, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer as may be requested by the other Party consistent with this Agreement, and shall take any future action consistent with this Agreement as may be reasonably requested by the other Party. The requesting Party shall bear the cost of preparing and filing any such items. Defined terms are used as defined in this Agreement and, in particular, the word “includes” or “including” shall mean “includes or including (as applicable), but not limited to.”

28. Fulfillment of Certain Obligations under the Original Agreement

A. THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PARTY HAS FULFILLED ALL OF ITS OBLIGATIONS UNDER SECTIONS 2, 3, 4, 5, 6, 9 AND 15 OF THE ORIGINAL AGREEMENT (OTHER THAN IRIDIUM SATELLITE’S OBLIGATIONS AS SET FORTH IN SECTION 3 OF THIS AGREEMENT). NO PARTY MAKES ANY WARRANTY OF ANY KIND ABOUT THE ASSETS (INCLUDING SATELLITES, EQUIPMENT, ITEMS, CONTRACTS AND INFORMATION), LICENSES, SITES OR SERVICES TRANSFERRED, ASSIGNED, LICENSED OR PROVIDED BY SUCH PARTY (OR ITS SUBCONTRACTORS OR SUPPLIERS) UNDER SECTIONS 2, 3, 4, 5, 6, 9 OR 15 OF THE ORIGINAL AGREEMENT, AND ALL SUCH ASSETS, LICENSES, SITES AND SERVICES WERE TRANSFERRED, ASSIGNED, LICENSED OR PROVIDED BY THE PROVIDING PARTY, AND ACCEPTED BY THE RECEIVING PARTY, “AS IS, WHERE IS” WITHOUT ANY WARRANTIES OF ANY SORT, WHETHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THERE WILL BE NO PENALTIES, DAMAGES (LIQUIDATED OR OTHERWISE) OR LATE DELIVERY CHARGES OF ANY SORT IF ANY OF THOSE ASSETS (INCLUDING SATELLITES, EQUIPMENT, ITEMS, CONTRACTS AND INFORMATION), LICENSES, SITES OR SERVICES WERE DELIVERED LATE OR NOT AT ALL.

B. THE PARTIES AGREE THAT, WITH RESPECT TO SECTION 4 OF THE ORIGINAL AGREEMENT, TITLE AND RISK OF LOSS TO ALL SATELLITES AND MASS FREQUENCY SIMULATORS, AND ALL RESPONSIBILITY FOR ALL SUCH SATELLITES AND MASS FREQUENCY SIMULATORS, PASSED TO IRIDIUM SATELLITE ON DECEMBER 11, 2000.

29. Interpretation

The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, defined terms shall be equally applicable to both the singular and plural forms. The terms “hereof”, “herein” and “hereunder” shall refer to this entire Agreement. Any agreement or exhibit referred to herein shall mean such agreement or exhibit as amended, restated, supplemented or modified as of the date hereof and from time to time hereafter to the extent permitted by the applicable provisions thereof and this Agreement. Unless otherwise stated, references to sections, paragraphs and exhibits shall be references to sections, paragraphs and exhibits of this Agreement.

30. Guaranty

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Iridium Communications hereby unconditionally and irrevocably, as primary obligor, guarantees the full and prompt payment obligations and all other obligations hereunder of Iridium Satellite and Iridium Holdings, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This Guaranty shall in all respects be a continuing, irrevocable, absolute and unconditional guaranty, and shall remain in full force and effect until all such obligations have been satisfied in full.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate as of the dates indicated below.

MOTOROLA, INC.

By:	/s/ Loren S. Minkus
Name: Loren S. Minkus
Title: Director, Portfolio Management

IRIDIUM HOLDINGS LLC

By:	/s/ John S. Brunette
Name: John S. Brunette
Title: Chief Legal & Administrative Officer

IRIDIUM SATELLITE LLC

By:	/s/ John S. Brunette
Name: John S. Brunette
Title: Chief Legal & Administrative Officer

IRIDIUM COMMUNICATIONS INC.

By:	/s/ John S. Brunette
Name: John S. Brunette
Title: Chief Legal & Administrative Officer

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